Exhibit 99.1

Procore Appoints Distinguished AI and Academic Leader Vishal Misra to Board of Directors

Prominent Computer Science Professor and Technology Founder to Strengthen

Company’s Expertise in Driving AI Innovation

CARPINTERIA, Calif., April 22, 2026 – Procore Technologies, Inc. (NYSE: PCOR), the leading global provider of construction management software, today announced it has appointed Vishal Misra to its Board of Directors. Misra currently serves as the RKS Family Professor of Computer Science and as Vice Dean of Computing and AI at Columbia University.

“Vishal’s deep expertise in AI and proven success as a technology founder will be a tremendous asset,” said Ajei Gopal, President and CEO of Procore. “His unique perspective will be instrumental as we enter our next chapter of growth and continue to redefine construction management through intelligent innovation.”

Misra is a distinguished technology leader and academic who has served as a professor of computer science at Columbia University for nearly 25 years. An accomplished entrepreneur, Misra has successfully founded several technology companies including Infinio, a storage-performance software company, and AskHereFirst, an AI-based natural language query solution. As a pioneer in digital media, he served on the Board of Directors of DB Digital and is also credited with inventing live-microblogging at Cricinfo, a company he co-founded and that was later acquired by ESPN. Misra earned a B.Tech. from IIT Bombay and an M.S. and Ph.D. from the University of Massachusetts Amherst.

“Procore is at the forefront of AI innovation in construction, driving a fundamental shift in one of the world’s most essential industries,” said Misra. “The surging demand for critical infrastructure presents an unprecedented market opportunity. I am honored to join the Board at this pivotal moment and look forward to helping Procore accelerate the evolution of its AI-powered platform and strengthen its market leadership.”

For additional information on Procore’s Board of Directors, visit here <https://investors.procore.com/governance/board-of-directors>.

About Procore

Procore Technologies, Inc. (NYSE: PCOR) is a leading technology partner for every stage of construction. Built for the industry, Procore’s unified technology platform drives efficiency and mitigates risk through AI & data-driven insights and decision making. Over three million projects have run on Procore across 150+ countries. For more information, visit https://www.procore.com/.

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